                                                                      EXHIBIT 8B

                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                           METLIFE PORTFOLIOS, INC.

                                      and

                      STATE STREET BANK AND TRUST COMPANY

                               TABLE OF CONTENTS
                               -----------------

                                                                 Page
                                                                 ----
Article 1     Terms of Appointment; Duties of the Bank            1
Article 2     Fees and Expenses                                   9
Article 3     Representations and Warranties of the Bank         10
Article 4     Representations and Warranties of the Fund         10
Article 5     Data Access and Proprietary Information            11
Article 6     Indemnification                                    15
Article 7     Standard of Care                                   18
Article 8     Covenants of the Fund and the Bank                 18
Article 9     Termination of Agreement                           20
Article 10    Assignment                                         20
Article 11    Amendments                                         21
Article 12    Massachusetts Law to Apply                         21
Article 13    Force Majeure                                      21
Article 14    Consequential Damages                              21
Article 15    Merger of Agreement                                22
Article 16    Limitations of Liability of Directors and
              Shareholders                                       22
Article 17    New Series                                         22
Article 18    Counterparts                                       23

Appendix A

                     TRANSFER AGENCY AND SERVICE AGREEMENT
                     -------------------------------------

     AGREEMENT made as of the       day of       , 1993, by and between MetLife
Portfolios, Inc., which consists of series as listed on Appendix A (as such Appendix may be amended from time to time) (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

     WHEREAS, the Fund desires to appoint the Bank as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Bank desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1      Terms of Appointment; Duties of the Bank
               ----------------------------------------

               1.01 Subject to the terms and conditions set forth in this Agreement, the fund hereby employs and appoints the Bank to act as, and the Bank agrees to act, as its transfer agent for each class of the fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account, or similar plans provided to the shareholders of the Fund ("Shareholders") and set forth in the currently effective prospectus and statement of additional information ("prospectus") of one or more series of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

               1.02 The Bank agrees that it will perform the following services in accordance with procedures established from time to time by agreement between the Fund and the Bank:

               (a) Receive, for acceptance, orders for the purchase of Shares and promptly deliver payment and appropriate documentation thereof to the authorized Custodian of the Fund pursuant to the Articles of Incorporation of the Fund (the "Custodian");

               (b) Issue, pursuant to purchase orders, the appropriate number of Shares and hold such Shares in the appropriate Shareholder account:

               (c) Receive, for acceptance, redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

               (d) Execute transactions described in subparagraphs (a), (b), and (c) above directly with broker-dealers or other agents authorized by the Fund which broker-dealers or other agents shall, thereby, be deemed to be acting on behalf of the Fund or the shareholders of the Fund;

               (e) Pay, or cause to be paid, at the appropriate time with respect to any redemption, monies received from the Custodian therefor, to, and in accordance with instructions from, the redeeming shareholder;

               (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

               (g) Prepare and transmit payments for dividends and distributions declared by the Fund;

               (h) Issue replacement certificates for those certificates alleged to have been lost, stolen, or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and, at its option, issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

               (i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

               (j) Record the issuance of Shares and maintain, pursuant to Rule 17Ad-10(e) adopted under the Securities Exchange Act of 1934 (or comparable regulation), a record of the total number of Shares which are authorized, based upon data provided to it by the Fund, and issued and outstanding; and shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares, or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

               (k) perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including, but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and

               (1) provide a system which will enable the Fund to monitor the total number of Shares sold in each State and, in connection therewith, to

                    (i) identify to the Bank in writing those transactions and assets to be treated as exempt from Blue Sky reporting for each State and

                    (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State.

                    The responsibility of the Bank for the Fund's Blue Sky State registration status is solely limited to the initial establishment of transactions subject to Blue Sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

               (m) Monitor, and take action with respect to "As-Of Transactions" (defined below) in Shares of the Fund as follows:

                    (i) Utilize, with respect to each class of Shares of the Fund, a system to identify each purchase and redemption order which is processed at a time other than the time
                                                            ----- ----
                         of the computation of the net asset value per share next computed after the receipt of such order by or on behalf of the Fund ("As-of Transaction"), as well as the party responsible therefor, and shall calculate the net effect on each class of Shares of the Fund, positive or negative, of such processing of orders on a daily and cumulative basis. "Effect on a class of Shares of the Fund" shall mean the amount, positive or negative, equivalent to the difference between the per share net asset value of such class of Shares on the date on which the order is processed and the per share net asset value of such class of Shares at the close of business on the date on which the As-Of Transaction is deemed posted ("As-Of Date") multiplied by the number of Shares in the transaction, plus or minus, as appropriated, any dividends or distributions earned on such class of Shares during the period, and taking into account As-Of Transactions "estimated" on the books and records of the Fund in sufficient time to offset any effect on such class of Shares of the Fund and As-Of Transactions as to which reimbursement has been received by the Fund with respect to such class of Shares from the party responsible therefor;

                    (ii) Generate, and submit to the Fund periodically, as
                         instructed by the Fund, except as otherwise required by
                         (v) below, reports which show the accumulated net effect on each class of Shares of the Fund, listed separately as to each party responsible therefor, of As-Of Transactions and which segregate those As-Of Transactions as to which the Bank is responsible where the net effect on the class of Shares of the Fund is fifty dollars ($50.00) or more or, if the Effect on a class of Shares of the Fund is less than $50.00, as to which the As-Of Date is more than three (3) business days after the date on which the purchase or redemption order is received by or on behalf of the Fund;

                   (iii) Calculate, within ten (10) business days after the end of each calendar year, the aggregate net effect of all As-Of Transactions on each class of Shares of the Fund for such year attributable to the party responsible therefor and segregate those As-Of Transactions as to which the Bank is responsible which are described in
                         (ii) above; if the aggregate net effect on a class of Shares of the Fund as a result of such As-Of Transactions as to which the Bank is responsible is (a) a negative amount, promptly make a payment of such amount to the Fund with respect to such class of Shares, or (b) a positive amount, carry forward such amount into the next calendar year as an offset against negative effects on that class of Shares of the Fund attributable to the Bank in such year;

                    (iv) Make immediate payment to the Fund the amount of any
                         negative effect on the Fund of a single As-Of Transaction with respect to a class of Shares of the Fund for which the Bank is responsible and which equals or exceeds the lesser of (a) $10,000 or (b) one half of one cent per share times the number of Shares of such class;

                    (v) Advise the Fund if at any time during a calendar year the cumulative negative net effect on the Fund of As-Of Transactions with respect to a class of Shares of the Fund exceeds the lesser of (a) $10,000 or (b) one half of one cent per share times the number of Shares of such class.

               (n) provide services on behalf of the Fund additional to those set forth above (e.g., escheatment services) as may from time to time be agreed upon in writing between the Fund and the Bank.

               1.03 Procedures as to who shall provide certain of these services in Article 1 may be established from time to time by agreement between the Fund and the Bank in accordance with the attached service responsibility schedule; consequently, the Bank may at times perform only a portion of these services with the remainder of such services performed by the Fund, or another agent acting on its behalf.

Article 2 Fees and Expenses
          -----------------

          2.01 For performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto, adjusted in accordance with the Risk & Reward Schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time time subject to mutual written agreement between the Fund and the Bank.

          2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, microfilm, microfiche, records storage, or advances incurred by the Bank for the items set forth in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the written request, or with the written consent, of the Fund will be reimbursed by the Fund.

          2.03 The Fund agrees to pay all fees and reimbursable expenses within ten business days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be billed to the Fund at the time of the respective billing notice.

Article 3 Representations and Warranties of the Bank
          ------------------------------------------

          The Bank represents and warrants to the Fund that:

          3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

          3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

          3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

          3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          3.05 It has, and will continue to have, access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

Article 4 Representations and Warranties of the Fund
          ------------------------------------------

          The Fund represents and warrants to the Bank that:

          4.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

          4.02 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

          4.03 All proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

          4.04 Unless otherwise advised by the Fund, it is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

          4.05 Unless otherwise advised by the Fund, a registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective and appropriate state securities law filings have been made and will continue to be made with respect to all Shares of the Fund being offered for sale.

Article 5 Date Access and Proprietary Information
          ---------------------------------------

          5.01 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Bank as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

                    (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

                    (b) to refrain from copying or duplicating in any way the Proprietary Information;

                    (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

                    (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

                    (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties;

                    (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law, and under other federal or state law.

     Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

          5.02 If the Fund notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavour in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Bank arising out of the contents of such third-part data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          5.03 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

          5.04 The Bank shall be responsible for providing quality control over all information entered on the Fund's records and shall take sufficient measures consistent with industry standards so that the magnetic and other data for which it is responsible are reasonably likely to be safeguarded from destruction or distortion in the event of electrical power failure, fire or other disruption, including, but not limited to, provision for alternative power supplies and daily transportation to a safe location of sufficient supporting and duplicate data to enable the Bank to reconstruct any data which may be lost or destroyed at the Bank's regular sites. Also, in the event data is lost or destroyed through programming errors or systems malfunctions, the Bank will re-enter, at its expense, such lost or destroyed data from duplicate or back-up records and data. The Bank shall develop and maintain written plans and procedures, subject to reasonable acceptance by the Fund, to provide for the recovery of records and data in the event of a disaster.

Article 6 Indemnification
          ---------------

          6.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charge, counsel fees, payments, expenses, and liability arising out of or attributable to:

               (a) All actions of the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

               (b) The Fund's lack of good faith, negligence, or willful misconduct which results in of the breach of any representation or warranty of the Fund hereunder;

               (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents, or services which

                    (i) are received by the Bank and its agents or subcontractors and

                    (ii) have been prepared, maintained or performed by the
                         Fund, or any other person or firm on behalf of the Fund, including but not limited to any previous transfer agent or registrar;

               (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Fund; and/or

               (e)  The offer or sale of Shares in violation of

                    (i) any requirement under the federal securities laws or regulations, or

                   (ii) the securities laws or regulations of any state that such Shares be registered in such state, or

                   (iii) in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

          6.02 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank shall report to the Fund any action taken or omitted in reliance upon the opinion of counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records, or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

          6.03 The Bank shall indemnify and hold the Fund harmless from and against any claims brought by third parties based upon infringement of a United States patent, copyright, or other proprietary right in connection with the use by the Fund of the Proprietary Information, as defined in Article 5 hereof, in accordance with the terms of this Agreement; provided that the Fund promptly notifies the Bank in writing of such claim and permits the Bank, at the Bank's expense, to defend any such claim. The Bank agrees to pay, without limitation, all litigation costs, attorneys' fees, settlement payments and any damages awarded or resulting from any such claim.

          6.04 In order that the indemnification provisions contained in Section
6.01 of this Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Bank except with the Fund's prior written consent.

Article 7 Standard of Care
          ----------------

          7.01 The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors not caused but its, or its employees', negligence, bad faith, or willful misconduct. The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

Article 8 Covenants of the Fund and the Bank
          ----------------------------------

          8.01 The fund shall promptly furnish to the Bank the following:

          (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing or ratifying the appointment of the Bank and the execution and delivery of this Agreement.

          (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

          8.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms, and devices.

          8.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

          8.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

          8.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9  Termination of Agreement
           ------------------------

           9.01 This Agreement may be terminated by the Fund upon sixty (60) days written notice to the Bank and by the Bank upon one hundred twenty (120) days written notice to the Fund.

           9.02 Should the Fund or the Bank exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the party exercising the right. Additionally, the terminated party reserves the right to charge for any other reasonable expenses associated with such termination.

Article 10 Assignment
           ----------

          10.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligation hereunder may be assigned by either party without the written consent of the other party.

          10.02 This Agreement shall inure to the benefit of and may be binding upon the parties and their respective permitted successors and assigns.

          10.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c) (1) of the Securities Exchange Act of 1934, as amended; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 11 Amendments
           ----------

           11.01 This Agreement may be amended or modified by a written agreement executed by both parties.

Article 12 Massachusetts Law to Apply
           --------------------------

           12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 13 Force Majeure
           -------------

           13.01 Except as set forth in Section 5.04 of Article 5 herein, in the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Article 14 Consequential Damages
           ---------------------

           14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

Article 15 Merger of Agreement
           -------------------

           15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 16 Limitations Liability of Directors and Shareholders
           ---------------------------------------------------

           16.01 It is expressly agreed that the execution and delivery of this Agreement and the obligations of the Fund hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Fund as individuals or personally, but shall bind only the property of the Fund. This Agreement shall not be deemed to have been made individually or to impose any personal liability, but shall bind only the property of the Fund. The Articles of Incorporation of the Fund provide, and it is expressly agreed that each series of the Fund shall be solely and exclusively responsible for the payments of its debts, liabilities and obligations, and that no other series shall be responsible for the same. Each series is responsible for its portion of corporate expenses.

Article 17 New Series.
           ----------

           17.01 In the event that the Fund establishes one or more new series, in addition to the series names herein, which the Fund desires to have included in this Agreement, the Fund shall provide written notice to the parties hereto and if such parties provide written consent to include such new series, such new series shall become a party hereunder. Similarly, a new Fund may be included hereunder by written notice to the parties hereto and the consent of all such parties.

           17.02 Liability for fees, out-of-pocket expenses, as-of-trade adjustments and other obligations herein which relate to a particular series shall not be the responsibility of any other series.

Article 18 Counterparts
           ------------

           18.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

           IN WITNESS WHEREOF,the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                         METLIFE INTERNATIONAL EQUITY FUND

                         BY:_____________________________________

                         METLIFE INTERNATIONAL FIXED INCOME FUND

                         BY:_____________________________________



ATTEST:

_____________________________

                                   STATE STREET BANK AND TRUST COMPANY

                                   BY:_____________________________
                                      Executive Vice President



ATTEST:


_____________________________
  Assistant Secretary

                                  APPENDIX A
                                  ----------

     The following Funds are parties to this Agreement, and have so indicated their intention to be bound by such Agreement by executing the Agreement on the dates indicated thereon.

MetLife Portfolios, Inc.
     MetLife International Equity Fund
     MetLife International Fixed Income Fund